Exhibit 99.2

FOR IMMEDIATE RELEASE

Lincoln Educational Services Corporation Announces Addition to
Board of Directors

WEST ORANGE, N.J., August 5, 2008 - Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today announced that on August 1, 2008, Charles F. Kalmbach was appointed to its Board of Directors, effective immediately. The addition of Mr. Kalmbach increases the size of Lincoln’s Board to nine members.  Mr. Kalmbach will serve on Lincoln’s Audit and Compensation Committees.

“Charles brings us a valuable combination of financial, operational and educational knowledge to our already strong Board of Directors,” stated David Carney, Chairman and CEO of Lincoln Educational Services.  “We look forward to leveraging his extensive background as we continue to execute upon our growth plan.”

Mr. Kalmbach brings over 30 years of experience in a variety of industries including financial, professional and business services, healthcare and non-profit organizations.  Since retiring as a Global Managing Partner of Accenture, Ltd., he has served as the CEO of DBM, Inc., the global human capital management firm, and as Princeton University’s Chief Administrative Officer.  He currently serves as the Vice Chairman of the Board of the University Medical System at Princeton and Chair of the Audit Committee of the Board of Resources for the Future in Washington, D.C.; and previously as a member of the Board of Midwest Airlines.  Mr. Kalmbach earned his B.S., MA and PhD degrees from Princeton University and a J.D. in corporate and international law from the University of Pennsylvania.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 35 campuses in 17 states under five brands: Lincoln Technical Institute, Lincoln College of Technology, Nashville Auto-Diesel College, Southwestern College and Euphoria Institute of Beauty Arts and Sciences. Lincoln had a combined average student population of approximately 18,459 for the quarter ended March 31, 2008.

Statements in this press release regarding Lincoln's business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln's Form 10-K for the year ended December 31, 2007. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contact:
Brad Edwards
Brainerd Communicators
212-986-6667